Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Citizens & Northern Corporation.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Other	2,273,051	N/A	$35,090,228	0.0001531	$5,372.31

Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$35,090,228		$5,372.31
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$5,372.31

(1)	Based on the maximum number of shares of common stock of Citizens & Northern Corporation (“C&N”) that may be issued in connection with the proposed merger of Susquehanna Community Financial, Inc. (“Susquehanna”) and C&N, calculated by multiplying (a) 2,841,314 shares of Susquehanna common stock outstanding as of April 23,2025, by (b) 80% (which is the percentage of Susquehanna shares that will be exchanged for the C&N shares of common stock being registered by this registration statement.) In accordance with Rule 416, this registration statement shall also register any additional shares of C&N’s common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the agreement relating to the merger. If C&N elects to avoid termination of the merger agreement by increasing the exchange ratio in accordance with the terms of the merger agreement, then C&N will file a registration statement pursuant to Rule 462(b) or Rule 429 under the Securities Act, as applicable, to reflect such increase.

(2)	Estimated solely for purposes of calculating the registration fee. Computed in accordance with Rule 457(f)(2), on the basis of the book value of the common stock of Susquehanna on March 31, 2025 of $12.35 per share and based on a maximum of 2,841,314 shares of Susquehanna common stock to be cancelled and exchanged for registrant’s common stock in the merger.